                              AMENDED AND RESTATED
                        SALES AND DISTRIBUTION AGREEMENT

         This Sales and Distribution Agreement ("Agreement") dated as of the 1st day of November, 1998 (the "Effective Date"), by and among AmeriServe Food Distribution, Inc., a Delaware corporation (the "Seller"), Tricon Global Restaurants, Inc., a North Carolina corporation ("Tricon"), Pizza Hut, Inc., a Delaware corporation ("Pizza Hut"), Taco Bell Corp., a California corporation ("Taco Bell"), Kentucky Fried Chicken Corporation, a Delaware corporation, and Kentucky Fried Chicken of California, Inc., a Delaware corporation (Kentucky Fried Chicken Corporation and Kentucky Fried Chicken of California, Inc. are together referred to herein as "KFC"); (Tricon, Pizza Hut, Taco Bell and KFC are collectively referred to herein as the "Buyer").

         WHEREAS, Seller is an approved distributor of all proprietary and non-proprietary food, supplies, equipment, smallwares, uniforms, beverages, promotional items and point of purchase materials sold to Pizza Hut, Taco Bell and KFC company owned and franchised (including licensed) restaurants; and

         WHEREAS, the Buyer desires to appoint Seller, and Seller desires to act, as the exclusive distributor of certain proprietary and non proprietary food and packaging products as described in Section 2(b) herein sold to the company owned Pizza Hut, Taco Bell and KFC restaurants of the Buyer within the continental United States, (not including certain restaurants subject to a sales contract or letter of intent as described below), all on the terms and conditions set forth herein;

         WHEREAS, Buyer and Seller are parties to a Sales and Distribution Agreement dated May 6, 1997 (the "Original Agreement");

         WHEREAS, Buyer and Seller desire to amend and restate the Original Agreement with this Agreement as of the Effective Date;

         NOW, THEREFORE, the parties hereto agree as follows:

1. Appointment as Approved Distributor of all Company Owned and Franchised Restaurants.

         (a) Buyer hereby appoints Seller as an approved distributor during the term of this Agreement of the Restaurant Products (defined below) sold to all Pizza Hut, Taco Bell and KFC restaurants, whether franchised or owned by Buyer or its subsidiaries or affiliates, in the United States (including Hawaii and Alaska), Canada and the countries where Seller currently exports Restaurant Products from its distribution centers in the United States, which countries are listed in Exhibit A attached hereto (the "Export Countries"). Seller understands that the appointment contained in this Section 1 is not exclusive and that Seller shall only have the exclusive distribution rights for the

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restaurants and products described in Section 2 below. In addition, Seller understands that nothing in this Agreement shall be construed as an approval by Buyer of Seller as a purchasing organization or purchasing agent with respect to any of the restaurants described in the first sentence of this Section 1, and that such approval must be separately requested by Seller and may be granted by Buyer, in its sole discretion, from time to time.

         (b) For purposes of this Agreement, the term "Restaurant Products" shall mean all of the proprietary and non-proprietary food, equipment, office supplies, non-office supplies (cleaning chemicals, trash can liners, etc.), packaging products (including, without limitation, all paper products), smallwares (pans, brooms, cutting knives, salt and pepper shakers, etc.), uniforms, beverages, promotional items (as defined in Exhibit D hereto) and point of purchase materials (table tents, door hangers, etc.) currently or in the future approved by the respective Buyer for purchase by any Pizza Hut, Taco Bell or KFC company owned or franchised restaurants. For purposes of clarity, smallwares, as generally known, are reusable items with small dollar values such as the ones described above which are used in the operation of the business and (i) expensed under the Buyer's accounting practices in place on the Effective Date when they are for replacements and (ii) capitalized under the Buyer's accounting practices in place on the Effective Date when they are purchased as part of a new restaurant opening or a major rollout of a new Restaurant Product. The key smallwares categories are as follows: (A) Utensils (spoodles, spatulas, tongs, cooking knives/forks/spoons, wire whips, etc.); (B) Food prep and storage (pans, separators, containers and lids, bowls, squeeze bottles, etc.); (C) Tabletop Items (stainless cutlery, glassware, plates, cruet sets, tablecloths, etc.); (D) Parts (can opener blades, slicer blades, fryer gaskets, etc.); and (E) Janitorial & cleaning reusables (mops, buckets, brushes, garbage cans, spray bottles, urinal screens, etc.). In contrast, equipment items are always capitalized under the Buyer's current accounting practice (whether as a new or replacement item) and food and supplies are always expensed.

         (c) All suppliers and specifications for all Pizza Hut, Taco Bell and KFC Restaurant Products purchased by Seller must be approved in advance in writing by Pizza Hut, Taco Bell and KFC, respectively. Seller hereby acknowledges that it shall have no role in the process of approving any supplier or the specifications for the Restaurant Products. As described in
Section 7 below, the Buyer's Supply Chain Management division or other equivalent or designated purchasing function, (referred to collectively as "SCM") and any person designated in writing by SCM (together with SCM, an "SCM Party") as having the right, whether as agent or independent contractor for, or assignee, of, SCM, to exercise the rights of SCM or an SCM Party under this Agreement, shall negotiate the price and other purchase terms of all Restaurant Products sold by Seller to the Exclusive Restaurants (defined below). Buyer shall provide at least thirty (30) days prior written notice to Seller of the designation of an SCM Party and shall not permit there to be any overlap among SCM Parties for responsibility for the purchase of any Restaurant Product. Seller agrees that it shall not purchase Restaurant Products under agreements negotiated by an SCM Party for any customers other than Pizza Hut, Taco Bell or KFC restaurants without the prior written approval of such SCM Party. Any breach of the preceding sentence by Seller shall constitute a material breach of this Agreement.

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         (d) As described in this Section 1, during the term of this Agreement
(including as extended solely for non-exclusive distributor status pursuant to Section 9), Seller is an approved distributor of Restaurant Products for all Pizza Hut, Taco Bell and KFC restaurants throughout the United States, Canada and the Export Countries. All sections of this Agreement after this Section 1 shall, however, only describe the relationship between Buyer and Seller with respect to certain Pizza Hut, Taco Bell and KFC restaurants within the 48 contiguous States of the United States of America (the "Continental United States"). To the extent that Seller sells Restaurant Products to Pizza Hut, Taco Bell or KFC restaurants outside of the Continental United States, Buyer and Seller shall separately agree on the terms of their relationship for these restaurants.

2.       Appointment as Exclusive Distributor of Company Owned Restaurants.

         (a) Buyer hereby appoints Seller as the exclusive distributor during the term of this Agreement of the "Exclusive Restaurant Products" (defined below) purchased by (i) the Pizza Hut, Taco Bell and KFC restaurants (traditional and nontraditional units) within the Continental United States which are owned by Buyer or any of its Subsidiaries (defined below) on the Effective Date, except for Restaurants Under Definitive Contract or Letter of Intent (defined below) or (ii) any additional Pizza Hut, Taco Bell or KFC restaurants (traditional and nontraditional) within the Continental United States which are acquired or built by Buyer or its Subsidiaries during the Initial Term or any Extension Term of this Agreement (the "Exclusive Restaurants"). The term "Restaurants Under Definitive Contract or Letter of Intent" shall mean any Pizza Hut, Taco Bell or KFC restaurants owned by Buyer which the Buyer has agreed to sell pursuant to a definitive agreement or Letter of Intent signed by the parties thereto prior to the Effective Date, provided, however, that until any restaurant included in the transactions the subject of such definitive agreement or letter of intent is sold, it shall remain an Exclusive Restaurant, and if it is not sold pursuant to such definitive agreement or letter of intent, it shall remain an Exclusive Restaurant. A list of "Restaurants Under Definitive Contract or Letter of Intent" is attached hereto as Exhibit B. During the term of this Agreement, Buyer and its Subsidiaries shall purchase, and Seller agrees to sell, 100 percent of the Exclusive Restaurant Products required by the Exclusive Restaurants, except incidental purchases in emergency situations and as otherwise provided herein. The Buyer agrees that during the term of this Agreement no supplier or distributor other than Seller shall sell the Exclusive Restaurant Products to the Exclusive Restaurants; provided, however, that if Seller for any reason fails to deliver any Exclusive Restaurant products on a scheduled delivery date which was ordered within the time required for ordering as described in subsection 5(c) hereof, the Exclusive Restaurant shall be permitted to purchase such Exclusive Restaurant Products from another source or sources to meet its requirements (but only for such order and not for any future orders), and no such purchase shall be construed as a breach of Buyer's obligations or require additional compensation to Seller. The term Exclusive Restaurants shall include all types of nontraditional restaurants including kiosks, carts, delivery units and restaurants in hotels,


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schools, airports, hospitals, or in joint consumer outlets, including supermarkets, convenience stores, gas stations or similar arrangements, but it shall not include any restaurants owned, acquired or built by Buyer which are not Pizza Hut, Taco Bell or KFC restaurants.

         For purposes of this Agreement, the term "Concept" shall mean each of the Buyer's KFC, Pizza Hut and Taco Bell restaurant businesses, and the term "Concepts" shall mean such businesses in the aggregate. To the extent the Buyer owns, acquires or builds any restaurant concept(s) other than the Concepts, they will only be considered Exclusive Restaurants under this Agreement if the Buyer and Seller specifically agree in writing to include them under this Agreement.

         (b) For purposes of this Agreement, the term "Exclusive Restaurant Products" shall mean all proprietary and non-proprietary food (including fresh produce but excluding fresh chicken, as defined by FDA regulations), packaging products (including, without limitation, all paper products), national soft drinks and promotional items (as defined in Exhibit D hereto) currently or in the future approved by the respective Buyer for purchase by any Exclusive Restaurant. Smallwares and non-office supplies (which include, but are not limited to, cleaning chemicals and trash can liners) will become an Exclusive Restaurant Product, provided that Buyer and Seller, negotiating in good faith, agree on a comprehensive operations and pricing arrangement. Until that time, smallwares and non-office supplies will be priced and serviced under current arrangements as set forth in Exhibit C. Fresh chicken, equipment, uniforms, smallwares (except as set forth above), office supplies, non-office supplies (except as set forth above) and point of purchase materials shall not be within the definition of Exclusive Restaurant Products. National soft drinks will not be included in the definition of Exclusive Restaurant Products to the extent that the distribution thereof by Seller could, in the reasonable judgment of Buyer, be expected to subject the Buyer to contractual restrictions that could operate to limit the ability of the Buyer to offer certain brands of national soft drinks to its customers. Buyer will use reasonable efforts to negotiate the removal of such contractual restrictions. New Exclusive Restaurant Products which are being tested can be distributed by a company other than Seller in one test market for up to 90 days. As a result, Seller shall be an approved distributor as described in Section 1 above (but not an exclusive distributor) of all such nonexclusive Restaurant Products which are excluded from the definition of Exclusive Restaurant Products. The above definition of Exclusive Restaurant Products may be changed only by written agreement of Buyer and Seller.

         (c) Buyer and Seller agree to reasonably cooperate to work towards a generic product procurement program for generic items (e.g., trash can liners, toilet paper, cleaning materials, etc.) with Seller acting as the supplier of these products and which would result in price reductions of at least 1 percent below current levels. The program is subject to Buyer's final approval and the generic products to be included within such program shall be agreed to in writing in advance from time to time by the parties hereto. Buyer retains all rights to grant and revoke the approval of all specifications and qualifications of such generic products thereof and Seller agrees not to disclose any


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proposed changes or modifications of such specifications or qualifications to existing suppliers prior to the Buyer's written approval thereof. It is understood that the intent of such product program would be to permit volume purchases from vendors and, as such, generic product negotiations with vendors would from time to time include negotiations in respect of Buyer's needs for such products and the concurrent needs of other customers of Seller for such products. Seller agrees that for any specific generic product for which Seller is designated as the sole supplier to the Exclusive Restaurants, Buyer will be charged no more on a per item basis for such product (meeting substantially similar specifications) than Seller charges any other customer therefor.

         (d) For purposes of this Agreement, the term "Subsidiaries" shall mean the companies, partnerships or other entities in which the Buyer owns at least a majority of the total equity interests. For purposes of convenience only, the numerous Subsidiaries of the Buyer who own the Exclusive Restaurants are not signing this Agreement. The Buyer hereby unconditionally guarantees the full performance of the obligations of its Subsidiaries who own the Exclusive Restaurants during the term of this Agreement and the fact that such Subsidiaries are not signing this Agreement shall not affect in any way the rights or obligations of the Buyer or Seller under this Agreement.

         (e) A list of the Exclusive Restaurants on the Effective Date will be provided by the Buyer to Seller on or about the Effective Date, which list will be the initial list of the Exclusive Restaurants. If during the Initial Term or any Extension Term of this Agreement the Buyer or any of its Subsidiaries acquires or builds any additional Pizza Hut, Taco Bell or KFC restaurants, the Buyer shall so notify Seller and such additional restaurants shall be added to the list of Exclusive Restaurants and become subject to the terms of this Agreement for the remaining period of the Initial Term or any Extension Term of this Agreement. If the Buyer or any of its Subsidiaries sell, or enters into a definitive agreement to sell, any Pizza Hut or Taco Bell Exclusive Restaurants prior to December 31, 1999, and the buyer of such Exclusive Restaurants is, immediately prior to the sale, a Pizza Hut or Taco Bell franchisee, and is among the buyers that acquire the initial two hundred Pizza Hut Exclusive Restaurants, in the case of a Pizza Hut franchisee, or the initial two hundred Taco Bell Exclusive Restaurants, in the case of a Taco Bell franchisee, sold by the Buyer in the period following the Effective Date (excluding Restaurants under Definitive Contract or Letter of Intent), the buyer of such Exclusive Restaurants shall be required prior to such sale to enter into a Sales and Distribution Agreement with Seller with respect to such purchased Exclusive Restaurants either, at the election of such buyer, in the form attached hereto as Exhibit G-1(B) (having a term the same as the Original Agreement plus a six
(6) month extension) or Exhibit G-2 (having a term the same as this Agreement). The buyer of "Restaurants Under Definitive Contract or Letter of Intent" (excluding KFC restaurants) shall be required prior to such sale to enter into a Sales and Distribution Agreement with Seller with respect to such restaurants either, at the election of such buyer, in the form attached hereto as Exhibit G-1(A) (having a term the same as the Original Agreement) or Exhibit G-2 (having a term the same as this Agreement). If the Buyer or any of its Subsidiaries sell, or enters into a definitive agreement to sell, any Pizza Hut or Taco Bell Exclusive Restaurant during the Initial Term of this Agreement, to a buyer not covered by either of


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the two immediately preceding sentences, the buyer of such Exclusive Restaurant shall be required prior to such sale, to enter into a Sale and Distribution Agreement with the Seller in the form attached hereto as Exhibit G-2. Once such buyer enters into such a Sales and Distribution Agreement with Seller with respect to such purchased Exclusive Restaurants, the Buyer shall have no further obligations under this Agreement with respect to such purchased Exclusive Restaurants and the Buyer shall not guarantee in any way the payment or other obligations of such buyer to Seller. If the buyer of such Exclusive Restaurant already owns other franchised Pizza Hut or Taco Bell restaurants, such other restaurants owned by such buyer shall not be required to become Exclusive Restaurants subject to the terms of the applicable Sales and Distribution Agreement. The requirement that refranchised Pizza Hut and Taco Bell Exclusive Restaurants must continue to be Exclusive Restaurants under this Agreement shall not apply to KFC Exclusive Restaurants sold by Buyer or its Subsidiaries during the term of this Agreement. If a KFC Exclusive Restaurant is sold by the Buyer or its Subsidiaries during the term of this Agreement and becomes a franchised KFC restaurant, the terms of this Agreement shall not apply to said KFC restaurant which will be removed from the list of Exclusive Restaurants.

3.       Prices for Exclusive Restaurant Products.

         (a) The prices to be paid by the Exclusive Restaurants for the Exclusive Restaurant Products purchased from Seller during the term of this Agreement shall be equal to (x) the "Landed Cost" (defined below) of the Exclusive Restaurant Products plus a mark-up described in Exhibit D attached hereto plus (y) the costs of SCM allocated to the Exclusive Restaurant Products and charged to Seller as described in Section 7 below. The mark-ups listed on Exhibit D become effective on January 1, 1999. Until that date, the Landed Cost, mark-ups, freight and other pricing provisions will be those provided for under the Original Agreement. Buyer will give Seller 60 days prior written notice of any changes in the amount of or manner of the SCM fee. As described in Exhibit D, the mark-up will be different for the different restaurant chains, Pizza Hut, Taco Bell and KFC. The mark-up applicable to Exclusive Restaurant Products that are used in common by each Concept in a "2n1" or "3n1" Exclusive Restaurant shall be the markup specified for the Concept under which such "2n1" or "3n1" Exclusive Restaurant is operated and numbered by the Buyer. The mark-up applicable to Exclusive Restaurant Products that are proprietary to a Concept shall be that Concept's specified mark-up.

         (b) As used in this Agreement, the term "Landed Cost" for Exclusive Restaurant Products shall mean F.O.B. vendor's dock price for the Exclusive Restaurant Products, plus standard freight from the F.O.B. point to Seller's distribution center dock. All weight and quantity discounts, promotional allowances, rebates and special discounts reasonably allocable to the Exclusive Restaurants, will be deducted in computing the Landed Cost. Seller shall retain all prompt pay discounts which will not be factored into the calculation of Landed Cost. Buyer will not knowingly permit any SCM Party to negotiate away any standard vendor prompt pay discounts. Seller and its subsidiaries perform value-added services for suppliers in addition to the procurement activities typically provided. These value-added services include regional and national marketing,



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administrative services, quality assurance and performance based product marketing. Seller and its subsidiaries may recover from such supplier the costs of providing these services and may also be compensated by such supplier for these services and consider this compensation to be earned income, provided that receipt of such cost recovery or earned income will not affect Landed Cost. Seller will disclose to Buyer on a semi-annual basis the dollar amount of "earned income" received by Seller from vendors on a product category basis. Neither Buyer nor any SCM Party shall have any restrictions on receiving supplier "earned income" or other supplier incentives such as rebates and discounts. Subject to Buyer's prior written approval, Landed Cost may also include reasonable freight and handling costs associated with inventory transfers between Seller's distribution centers in cases where vendor minimum or full truck load order quantities cannot reasonably be met, said costs to be reflected in the Landed Cost of the receiving Seller distribution center. Seller will not charge for transfers of inventory that are required to be made by Seller to correct inventory shortages caused by Seller's inventory management mistakes. As indicated in Exhibit E attached hereto, Seller and Buyer will jointly develop a process to manage such approvals.

                  For purposes of determining Landed Cost, Seller shall price its inventory of Restaurant Products on a last in, first out (LIFO) basis where all product will be sold at current market value, whether that value is higher or lower than actual inventory value. For items priced in four-week periods, current market value is defined as the purchase order cost if there is an outstanding purchase order with a delivery date into Seller's distribution center prior to the 10th day of the period for the period which pricing is being determined, or in the absence of such a purchase order, the current Landed Cost of that item. Buyer or the SCM Party will require vendors to give 4 weeks notice prior to a price change in a period priced Restaurant Product. For weekly priced items (certain commodities, such as cheese, produce and other products specified in a written notice from Buyer to Seller), current market value is the current Landed Cost at the time pricing is determined (not to exceed three (3) days prior to the beginning of the weekly period). Buyer or the SCM Party will require vendors to give at least three (3) days notice prior to a price change in a weekly priced Restaurant Product to the extent consistent with agreements between Buyer and vendors in effect on the Effective Date, or any renewal or extension of said agreements.

         (c) Freight Management Rules. The Freight Management Rules attached hereto as Exhibit E (the "Freight Management Rules") shall establish the standards of performance that shall be required to be adhered to. The freight rates and other information necessary for establishing the pricing under the Freight Management Rules shall be redetermined annually to be effective January 1, 1999 and each anniversary thereof. Freight standards will be based on shipment sizes that approximate current product mix.

         (d) Case Size and Weight Changes and New Restaurant Products. The case mark-ups provided for in this Agreement were based upon the actual calculations of average weight per case of Exclusive Restaurant Products delivered in 1997 (the "Weight to Case Ratio"), and average case size of Exclusive Restaurant Products delivered in 1997 (the "Cube to Case Ratio"), each as set forth in Exhibit D hereto. The per case


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markup of case-priced Exclusive Restaurant Products (not the percentage markup)
will be equitably adjusted for any material change (as defined below) in the Weight to Case Ratio or the Cube to Case Ratio, or for any new product, where either party determines in good faith that such change or new product is detrimental to its financial position under the terms of this Agreement, including, without limitation, a material change in product mix (e.g., an increase in frozen Restaurant Products). For case-priced Exclusive Restaurant Products, a material change shall be defined as 10 percent change in either the Weight to Case Ratio or the Cube to Case Ratio for all products on a Concept by Concept basis. Buyer shall not, and shall cause a SCM Party not to, request a supplier to increase the weight or case size unless there is a reasonable business purpose other than lowering the distribution fees paid to Seller. The parties agree to review these changes for each Buyer's Concept on a quarterly basis. For all other products, parties will negotiate changes in good faith. Should Buyer decide to add or modify any Restaurant Products in a manner which fundamentally alters the storage and/or delivery requirements outside of the current methods (e.g., ice cream, bulk oil, commissary pizza dough, high security promotional items and game pieces), the parties shall work together in good faith to develop, on mutually acceptable terms, alternative storage and/or delivery methods which meet Buyer's distribution requirements. For this purpose, mutually acceptable terms shall include prices and rates which are market competitive with respect to the alternative storage or delivery methods developed by the parties. If Buyer, in its reasonable judgment, determines that mutually acceptable terms have not been agreed to within a reasonable amount of time, Buyer may, after requesting written bid(s) for storage and delivery methods that meet its requirements, enter into an agreement for the distribution of the applicable Exclusive Restaurant Product with any person(s) providing such a bid(s); provided that Seller shall have the right of first refusal with respect to the terms of any such bid(s), for a period of 30 business days after its receipt of the terms of such bid(s).

         (e) The parties will agree on the specific method of billing the Exclusive Restaurants (e.g., electronic billing, faxed invoice or other format) and whenever possible electronic billing will be used. From time to time during the term of this Agreement, Buyer shall have the right to review all financial and business records of Seller which are reasonably requested by Buyer to determine the Landed Costs of the Exclusive Restaurant Products sold to the Exclusive Restaurants. Within 90 days after the end of each calendar year, Seller shall provide to the Buyer a calculation by a major independent international public accounting firm, agreed upon by Seller and Buyer, of the Landed Costs of all Exclusive Restaurant Products sold to each of the respective Pizza Hut, Taco Bell and KFC Exclusive Restaurants during that calendar year. Seller or Buyer, as the case may be, will then promptly make an adjusting payment in respect of any overcharges or undercharges. Seller shall make available to the independent accounting firm all financial records necessary to make such calculation. The costs of the independent accounting firm shall be shared equally by the Buyer and Seller (50 percent by each).

         (f) The prices described in the paragraphs above shall apply only to the Exclusive Restaurant Products. For all Restaurant Products which are not included within the definition of Exclusive Restaurant Products (e.g., fresh chicken, equipment,



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

office supplies, uniforms, smallwares (except as provided in Section 2(b) above), non-office supplies (except as provided in Section 2(b) above) and point of purchase materials), the prices will be negotiated from time to time by Seller and Buyer.

         (g) Notwithstanding the foregoing, the parties agree that the prices of the Restaurant Products which are food, paper products and similar restaurant supplies purchased by all Pizza Hut franchised restaurants within the Continental United States (not including the Exclusive Restaurants) will continue until the expiration of the term of the Original Agreement (July 11, 2002) to be subject to the 2.5 percent net pre-tax profit margin limit set forth in clause D(ii) of Section 8.3 of the standard Pizza Hut Franchise Agreement, a copy of which is attached hereto as Exhibit F. Seller agrees to maintain during the Initial Term of this Agreement the rebate program for this
2.5 percent net pre-tax profit margin limit for Pizza Hut restaurants in a manner to be agreed upon by Buyer and Seller, including a basis for allocating costs and providing to Pizza Hut franchisees the audit of all allocated costs and rebate payments provided for under Section 8.3 of the standard Pizza Hut Franchise Agreement. Seller will be relieved of this profit limitation if any distributor servicing Pizza Hut franchisees is not subject to the same profit limitations.

4.       Payment Terms for the Restaurant Products.

         (a) The Buyer shall pay to Seller the purchase price for the Restaurant Products delivered to and accepted by the Buyer within 30 calendar days after the date of invoice (which invoice will be the same day as delivery). No interest shall be charged to the Buyer with respect to payments made on or before the due date. Seller agrees that all credits for product on which Seller has received telephonic or other notice that such product was invoiced but not received on the scheduled delivery date or product picked up for return (RMA) will be processed within 24 hours of the applicable driver's return to the distribution center, provided that the data transmittal for all weekend and holiday returns is processed before the evening of the following business day.

         (b) If any amounts due to Seller are not paid in accordance with the payment terms when due as described in subsection 4(a) above, a service charge shall be added to the sums due, which charge shall be equal to the lesser of
(i) an interest charge determined by applying to the delinquent balance an interest rate equal to the prime rate of interest of Citibank N.A. (as published from time to time) plus 2 percent per annum or (ii) the amount determined by applying the maximum rate permitted to be charged under applicable state law.

5. Deliveries and Orders of the Restaurant Products excluding Equipment and Non Fleet Smallwares.

         (a) The provisions of this Section 5 describe the mechanics and procedures for ordering and delivering all of the Restaurant Products distributed and sold by Seller to the Exclusive Restaurants except for the new and replacement equipment and furnishings which Seller sells to the Exclusive Restaurants through its equipment business and certain


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

smallware items which are not delivered through the Seller's distribution centers (the "Non Fleet Smallwares"). The Restaurant Products, excluding equipment and furnishings and the Non Fleet Smallwares, is hereinafter referred to as the "Covered Products." The specific mechanics and procedures for ordering and delivering of equipment and furnishings is not described in this Agreement and will be subject to the agreement of Seller and the Exclusive Restaurants from time to time. The specific mechanics and procedures for ordering and delivering of Non Fleet Smallwares are set forth in Exhibit C hereto.

         (b) Deliveries of the Covered Products shall be made twice a week to the Exclusive Restaurants. If the Buyer desires to have more than two deliveries per week for any particular Exclusive Restaurants, the Buyer will be required to pay an additional charge to Seller in an amount to be negotiated and agreed upon by Seller and Buyer. Seller will offer to Buyer a discount off the purchase price of the Covered Products (in an amount determined by Seller) if an Exclusive Restaurant agrees to reduce the number of its scheduled deliveries per week. Seller may deliver the ordered Covered Products to the Exclusive Restaurant at any time during which the Exclusive Restaurant is open for business except for the black out periods described in Exhibit H attached hereto, or such other black out periods which are previously agreed upon in writing by Seller and the regional managers of the Exclusive Restaurants. Before the beginning of each black out period, Seller's drivers must complete their deliveries and be out of the Exclusive Restaurant and failure to do so will not be considered as an on time delivery. Seller agrees to start deliveries within one hour (before or after) of the expected delivery time that Seller notifies an Exclusive Restaurant. As examples: (i) if the expected delivery time is 9:00am and Seller's driver starts the delivery between 8:00am and 10:00am, the delivery will be on time but (ii) if the expected delivery time is 11:00am for a Taco Bell restaurant and Seller's driver starts the delivery at 11:00am but does not complete the delivery by 11:30am, the delivery will not be on time. Seller will notify the Exclusive Restaurants of the expected delivery time no later than the day preceding the date of delivery. If the delivery cannot be started within such two hour period (one hour before and one hour after the scheduled delivery time), Seller will notify the Exclusive Restaurant in advance but the delivery will still be made the same day. The regional managers of the Exclusive Restaurants may waive in writing the black out period delivery prohibition and accept delivery during the black out period. Seller will be allowed to deliver the Covered Products when the Exclusive Restaurant is closed (so called "key" deliveries) only with the prior written approval of an authorized representative of the Buyer (or other appropriate level employee of the Exclusive Restaurants as designated by the Buyer). If Seller's driver sets off an alarm at a key delivery (other than because the Exclusive Restaurant did not provide the correct alarm code) and there are charges incurred by the Exclusive Restaurant as a result of such alarm, Seller will reimburse the Exclusive Restaurant for such charges. Delivery days and times will be scheduled so as to cause as little interruption to the operation of the Exclusive Restaurants as is practical under the circumstances.

         (c) Orders by the Buyer for the Covered Products must be made to Seller no later than 5:00pm on the day which is two days prior to the scheduled delivery date;



Page 10 of 44                                                 December 18, 1998
provided, however, that for Exclusive Restaurants which are not close to a distribution center of Seller (not within one day normal driving time from the nearest Seller's distribution center), Seller may require that these orders be made no later than 5:00pm on the day which is three days prior to the scheduled delivery date. If there are any exceptional cases where Seller wishes to receive orders four days prior to the scheduled delivery date, they must be approved in writing by the local manager of the affected Exclusive Restaurant. Seller agrees to continue to maintain the "Sourcelink" electronic ordering system (or equivalent up to date electronic ordering system) which currently allows the Exclusive Restaurants to make electronic orders for the Covered Products. If the Sourcelink orders are not received within two hours before the 5:00pm order deadline, Seller will call the restaurant before the order deadline in order to try to receive the order. If the distribution center of Seller is still unable to receive an order from an Exclusive Restaurant prior to the 5:00pm order deadline, Seller shall automatically order for the Exclusive Restaurant for the exact same order it received for the same day of the previous week (excluding smallwares) and the Exclusive Restaurant will be required to accept such delivery when made. To the extent the Exclusive Restaurant is late in ordering or changes its order after the 5:00pm order deadline, Seller is not required to accept such late or changed order. If Seller decides to accept such late or changed order, Seller may charge the Buyer a special delivery charge to be negotiated by Seller and Buyer. Seller agrees that its Sourcelink computer software and hardware (or such other electronic ordering software and hardware used by Seller which is at least functionally equivalent to Sourcelink) will be free from errors or "bugs" related to the Year 2000 issue on or before September 30, 1999. Seller shall prepare a back-up plan for making orders should such software suffer errors or "bugs" related to the Year 2000 issue and will make reasonable efforts to correct any such errors or "bugs" it may suffer.

         (d) Deliveries shall be to such location on the Exclusive Restaurant premises as the Exclusive Restaurants shall reasonably direct. Covered Products shall be deemed delivered when actually placed in the storage areas of the Exclusive Restaurant (including the temperature controlled compartments in the case of the frozen or refrigerated Covered Products) by Seller's drivers, as reasonably directed by employees of the Exclusive Restaurant. Seller's drivers will not be required to stock shelves or rotate the Covered Products. The Exclusive Restaurants will be responsible to keep the back door and aisle free of debris for Seller's drivers to deliver the Covered Products to the storage areas. To the extent practicable, deliveries by Seller shall have unloading priority over all other vendors. The Exclusive Restaurants shall assign and make available an employee or employees to accept delivery, subject to the terms of paragraph (f) below, of Covered Products, and to sign the invoice documenting receipt of the ordered Covered Products (to the extent received and not damaged).

         (e) Seller will only deliver the Covered Products specified by the Buyer and shall not substitute products for the Covered Products; provided, however, that the delivery on an infrequent basis of the Covered Products in a different size than ordered shall not be considered a substitute if the total quantity of the Covered Products is the amount ordered (e.g., delivery of two 12 ounce jars instead of four 6 ounce jars). Seller agrees to comply with all quality assurance programs and guidelines consistently required



Page 11 of 44                                                 December 18, 1998
by the Buyer for other similarly situated distributors of Restaurant Products in the United States from time to time during the term of this Agreement to ensure that the quality of the Covered Products is maintained while the Restaurant Product is being stored, handed and transported by Seller. If Tricon quality assurances programs and guidelines are materially modified after the date of the Original Agreement, Buyer agrees to discuss in good faith the reasonableness of such change with Seller. The current quality assurance programs and guidelines of each of Pizza Hut, Taco Bell and KFC have been provided to Seller prior to the date hereof.

         (f) If ordered Covered Products are not delivered by Seller on the scheduled delivery date (including key deliveries), or are delivered damaged or not meeting the required specification, at the request of the Exclusive Restaurant, Seller will make a special delivery to redeliver the Covered Products as quickly as possible. In addition, Seller shall take back all Covered Products which are damaged or out of specification and give a credit to the Exclusive Restaurant for the purchase price charged by Seller to the Exclusive Restaurant for that product. If the Covered Products were out of specification or the damages were internal and not visible to Seller upon receiving delivery of the Covered Products from the vendor, the vendor shall be responsible to Seller for all costs relating to making such special deliveries and to take back damaged or out of specification Covered Products. The Buyer and Seller each agree to use their respective best efforts to collect such costs from the vendors.

         (g) If the Buyer decides to return any nonperishable Covered Products ordered by Buyer and delivered to it within specification, not damaged and on the scheduled delivery date, Seller shall, within 30 days after such return, charge the Buyer for taking back such Covered Product an amount equal to 15 percent of the invoice price of such Covered Product (as a restocking fee).

         (h) Title and risk of loss for the Covered Products purchased by the Exclusive Restaurants from Seller shall pass to the Exclusive Restaurants upon delivery by Seller inside the Exclusive Restaurant. In the event that any Covered Products are delivered and subsequently returned or rejected by an Exclusive Restaurant, title and risk of loss shall revert to Seller upon the physical transfer of possession of the Covered Products back to Seller at the time such Covered Products are picked up by Seller from Buyer's Exclusive Restaurant.

         (i) Buyer acknowledges and agrees that Seller has full discretion to direct all deliveries from any distribution center which Seller operates, and to make such changes to the routing process as Seller, in its sole discretion, determines appropriate; provided, however, that Seller shall notify the affected Pizza Hut, Taco Bell and KFC restaurants of any changes in its routes. In addition, the Buyer acknowledges and agrees that Seller's fleet may not be solely dedicated to the distribution of Covered Products to Pizza Hut, Taco Bell and KFC restaurants. As a result, Seller's fleet which distribute the Covered Products to Pizza Hut, Taco Bell and KFC restaurants may also carry other products for delivery to other customers (including competing customers) on the same routes so long as they do not in any way damage, contaminate or adversely affect the quality of the



Page 12 of 44                                                 December 18, 1998

Covered Products during the delivery or adversely affect deliveries to the Exclusive Restaurants.

         (j) Management of the inventory levels in the distribution centers of Seller will be the responsibility of Seller except that Seller agrees that it will not buy any Covered Products which Seller expects to keep in inventory for more than 60 days without the consent of the Buyer. Seller agrees to provide to the extent practicable weekly information to the Buyer by distribution center of its inventory levels of all Restaurant Products purchased through Seller. Seller shall not be required to buy promotional items or new or test market Covered Products until it first receives a firm commitment from the Buyer and, in the case of such promotional items, or new or test market Covered Products which are for sale to franchised Pizza Hut, Taco Bell and KFC restaurants, until it first receives a firm commitment from such franchisees to purchase such promotional items or new or test market Covered Products. If any promotional items or any other Covered Products which are unique to the Buyer's operations are purchased by Seller based on the Buyer's projections and such Covered Products remain in Seller's inventory for more than 90 days after Buyer's projected need, Seller may charge the Buyer a storage and handling charge equal to 1 percent of the Landed Cost of such Covered Products per month until Covered Products are delivered to the Buyer. Each month during the term of this Agreement the Buyer and Seller shall meet to review the amount of promotional items or other unique Covered Products which have remained in inventory for more than 90 days after Customer's projected need and use their respective best efforts to agree on a schedule for delivery of such excess inventory to the Exclusive restaurants as quickly as possible and in any event not more than an additional 90 days after such initial 90 day period. At the end of such additional 90 day period, Seller may require the Buyer to either order such excess inventory or direct Seller to dispose of such excess inventory at the Buyer's cost. Unless either (i) a Covered Product is discontinued by the Buyer or (ii) the Buyer approves an AIP (authorization for inventory purchase) for Covered Products ordered by franchised Pizza Hut, Taco Bell or KFC restaurants, the Buyer shall not be responsible to Seller for any storage charges or purchase commitments of any franchised Pizza Hut, Taco Bell or KFC restaurants. Buyer agrees that that it will cause vendors of Promotional Items to make available to Seller payment terms at least as favorable as terms available to any other distributor with similar credit ratings and histories of Promotional Items to the Concepts. The payment terms on Promotional items will not be considered in calculating the "Weighted Average Payment Term" as defined in Section 7(a) of this Agreement.

         (k) In the event the Buyer decides to recall any Restaurant Product, Seller agrees to assist the Buyer, to the extent reasonably requested by the Buyer, in its recall efforts, including, without limitation, promptly assisting the Buyer in determining exactly which Pizza Hut, Taco Bell or KFC restaurants may need to be notified of a product recall. Unless such recall was needed as a result of any action or omission to act by Seller, the Buyer (or the vendor at the Buyer's direction) shall reimburse Seller for all additional costs incurred by Seller (e.g. labor, fuel, etc.) in such recall efforts to the extent such recall was requested by the Buyer.


Page 13 of 44                                                 December 18, 1998

         (l) Seller warrants that all Covered Products to be distributed by it to Pizza Hut, Taco Bell or KFC restaurants shall be inspected, handled, stored, shipped and sold by Seller in strict compliance with all applicable (i) federal and state laws (ii) rules and regulations of all governmental agencies having jurisdiction and (iii) municipal ordinances. Upon its receipt of any citation issued by any governmental or regulatory authority which might result in the interruption in Seller's distribution service to any Pizza Hut, Taco Bell or KFC restaurant customers, Seller, shall promptly notify such customers who may be affected.

         (m) Seller agrees to use its best efforts to take and respond to emergency calls from the Exclusive Restaurants for delivery of Covered Products. Seller and the Exclusive Restaurants will agree upon the additional charges to be paid to Seller for special deliveries needed to respond to such emergency calls.


6.       Minimum Service Levels.

         (a) Seller agrees to maintain during the term of this Agreement on a total basis for all Exclusive Restaurants serviced by Seller, each of the following monthly service levels:

         (i) The actual number of Perfect Orders (defined below) of the Covered Products which are delivered to the Exclusive Restaurants during each month as a percentage of the total number of deliveries of the Covered Products ordered shall not be less than 85 percent; and

         (ii) The number of deliveries of the Covered Products during any month which are on time (within one hour before or after the scheduled delivery time as described in Section 5(b) above) shall not be less than 80 percent.

         The above service levels shall be measured on a total basis for all distribution centers of Seller together (not separately for each individual distribution center). Key deliveries will be factored into the measurement of on time deliveries described in (ii) above.

         If Seller fails to achieve either of such service levels during any three months of any calendar year during the term of this Agreement (commencing in 1999), this failure shall constitute a material breach of this Agreement entitling the Buyer to terminate this Agreement upon notice to Seller as described in Section 10 below. Seller will provide Buyer with monthly service level reports using data collected from each Exclusive Restaurant in a systematic manner (including the store manager or regional manager signoff on delivery documentation) that is a data input in an electronically produced service level report.


Page 14 of 44                                                 December 18, 1998

         (b) Seller agrees to maintain during the term of this Agreement, for the Exclusive Restaurants serviced by each distribution center of Seller, the following monthly service level:

         The actual number of Perfect Orders of the Exclusive Restaurant Products which are delivered to the Exclusive Restaurants from that distribution center during each month as a percentage of the total number of deliveries of the Exclusive Restaurant Products ordered shall not be less than 75 percent.

         The above service level shall be measured separately for each distribution center of Seller which delivers to the Exclusive Restaurants.

         If Seller fails to achieve the above service level during any three months of any calendar year during the term of this Agreement (commencing in 1999), the Buyer shall have the right upon notice to Seller given at any time during the ninety (90) day period after the end of the third month in which it has failed to meet such service level to remove the Exclusive Restaurants which were serviced by such distribution center from the list of Exclusive Restaurants. As a result, if the Buyer gives such notice, Seller will lose the exclusive right under this Agreement to deliver the Exclusive Restaurant Products to the Exclusive Restaurants which were customers of such underperforming distribution center.

         (c) The term "Perfect Order" shall mean a delivery where 100 percent of the cases of the delivered Exclusive Restaurant Products are (i) exactly the items ordered by the Exclusive Restaurant, (ii) not damaged and (iii) within specification; provided, however, that any order which fails to be a "Perfect Order" because (x) a vendor was not able to supply a Covered Product which is part of the order, or (y) a Covered Product which is part of the order is not shipped to Seller in a timely manner and the Buyer is responsible for arranging or directing the manner of freight of such Covered Product to Seller, shall be disregarded for purposes of this paragraph (c).

         Within two (2) weeks of the end of each month Seller shall notify Buyer of its service levels described in paragraphs (a) and (b) above for the month and, at the request of the Buyer, Seller shall make available to the Buyer all of its records which support its determination of the service levels and such other records reasonably requested by the Buyer. By September 30, 1999, the service level data will be subdivided and totaled for the Exclusive Restaurants owned by Buyer, the franchisee-owned Exclusive Restaurants and franchisee owned non-Exclusive Restaurants which buy through SCM.

7.       Supply Chain Management.

         (a) Seller and SCM intend that their relationship will be based on a spirit of cooperation where they will support each other whenever possible. During the term of this Agreement, SCM or another SCM Party will negotiate with the vendors all price and other purchase terms for all Restaurant Products which are distributed and sold by Seller to any Exclusive Restaurants at such prices described in Section 3 above. The



Page 15 of 44                                                 December 18, 1998
commitment by Seller to exclusively buy under terms and agreements negotiated by an SCM Party all Restaurant Products sold to the Exclusive Restaurants is subject to the exception that if Seller is able to buy such Restaurant Products for the Exclusive Restaurants on terms more favorable to the Exclusive Restaurants than those negotiated by an SCM Party, Seller will notify the Buyer of such better terms and offer Buyer the opportunity to buy such Restaurant Products on such better terms negotiated by Seller. Any SCM Party shall have the right to allocate among two or more vendors the total purchases of the Restaurant Products purchased under terms and agreements negotiated by such SCM Party. In addition, each SCM Party shall have the right to determine which vendors will supply the Restaurant Products purchased under terms and agreements negotiated by such SCM Party to each of the respective distribution centers of Seller. Buyer agrees that the "Weighted Average Payment Term" (defined below) for the Restaurant Products purchased during any calendar quarter by Seller and negotiated through any SCM Party will be no less than 15 calendar days. For purposes of this Agreement, the term "Weighted Average Payment Term" shall mean the average number of days after invoice which the suppliers of the Restaurant Products purchased through each SCM Party (taken together) require for payment by Seller, weighted by the dollar volumes for the different items of the Restaurant Products and the different required terms for payment. Notwithstanding the foregoing, SCM (and with the written consent of SCM, any other SCM Party) may negotiate payment terms for Restaurant Products purchased by Seller for sale to the Exclusive Restaurants owned by the Buyer (not franchised Exclusive Restaurants) which result in a Weighted Average Payment Term for such Restaurant Products below 15 calendar days so long as there is an equivalent reduction in the receivable payment terms for such Exclusive Restaurants to fully compensate Seller for paying earlier than a Weighted Average Payment Term of 15 days. As described in Section 3(b) above, Seller shall be entitled to receive all early pay discounts and such discounts shall not reduce the amount of the Landed Costs. Any SCM Party shall have the right to negotiate early pay discounts which Seller will receive so long as the Weighted Average Payment Term, after taking into account such discounts, is not less than 15 calendar days as described above. Buyer agrees and shall cause such SCM Party to agree that Seller shall have the right to receive standard vendor prompt pay discounts. In addition, any SCM Party may negotiate payment terms which include an interest charge for late payments by Seller to the supplier equal to the lesser of: (i) the prime rate of interest of Citibank, N.A. (as published from time to time) plus 2 percent per annum or (ii) the maximum rate permitted to be charged under applicable state law.

         (b) Except as described below, all inbound freight of the Restaurant Products to the distribution centers of Seller, including the selection of the carriers and the negotiation of the freight charges, will be managed by and incurred by Seller as part of its distribution services provided under this Agreement (without any additional fee to Buyer). The parties agree to comply with the Freight Management Rules attached hereto as Exhibit E.

         (c) SCM fee will continue to be charged by AmeriServe in such amount and in such manner as directed by Tricon. Tricon will give AmeriServe 60 days prior notice of any changes in the SCM fee.

Page 16 of 44                                                 December 18, 1998

         (d) Seller shall promptly submit to Buyer accurate and complete monthly reports on such forms as Buyer shall from time to time prescribe showing (i) the identity of each Exclusive Restaurant to which Seller has sold Products; (ii) the identity and quantity of Restaurant Products sold by Seller to the Exclusive Restaurants; and (iii) the net price (exclusive of permissible prompt pay discounts) paid by the Distributor (or if not conveniently available the net price paid to Seller by each Exclusive Restaurant) as the form of such reports and reporting requirements shall be revised in any Distributor Participation Agreement to which Seller and any SCM Party are a party. Seller shall be obligated, during the term of this Agreement, to deliver the invoice information detailed by components (Landed Cost, Seller's mark-up and any other invoice information provided by Seller), for each distribution center and separately for Exclusive Restaurants owned and not owned by Buyer.

         (e) Seller shall keep and preserve adequate records to support all information provided by Seller to Buyer pursuant to this paragraph for a commercially reasonable period of time (at least one year).

8.       Continuation of Equipment Business.

         Although the equipment products of Seller are not part of the Covered Products sold to the Exclusive Restaurants, Seller currently plans to maintain the equipment business and to make the equipment products available for purchase by the Pizza Hut, Taco Bell and KFC restaurant customers of Seller. Seller agrees to provide to the Buyer and its other Pizza Hut, Taco Bell and KFC franchised restaurant customers at least six months prior notice before either (i) any significant reduction by Seller in the distribution services it offers for equipment products or (ii) Seller sells the equipment business. Buyer will continue to purchase 80 percent of its equipment needs for the Exclusive Restaurants owned by Buyer until November 1, 1999 at prices mutually agreed to in writing by the parties from time to time.

9.       Term.

         This Agreement is for a term beginning on the Effective Date and ending on January 11, 2005 (the "Initial Term"). This Agreement may be extended until July 11, 2007 upon one year's prior written notice by either party (the "Extension Term"). If Buyer opts to extend the Initial Term, contract rates, as adjusted by CPI adjustments, shall continue to apply. If Seller but not Buyer opts to extend the Initial Term, Buyer and Seller will negotiate in good faith contract rates for the Extension Term. If parties cannot agree on rates, Buyer may put the business out for competitive bid, but Seller will have right of first refusal to maintain the business on same terms as those of the lowest bona fide bid(s) obtained by Buyer. In the alternative, Seller will retain the business for the Extension Term, at the contract rates, as adjusted by CPI adjustments, if the Seller's actual average composite landed restaurant price for the Exclusive Restaurant Products for the Pizza Hut, Taco Bell and KFC Exclusive Restaurants owned by Buyer during the last year of the Initial Term is within __ of the average composite landed restaurant price



Page 17 of 44                                                 December 18, 1998
for the Exclusive Restaurant Products for the Pizza Hut, Taco Bell and KFC Exclusive Restaurants owned by Buyer offered by third parties in connection with bona fide market basket bid(s) obtained by Buyer for the business. In the event Seller opts to extend but the business hereunder is placed elsewhere, Seller shall remain an approved distributor as provided in Section 1 through July 11, 2007.

10.      Termination.

         This Agreement may be terminated prior to the end of the Initial Term or Extension Term hereof, without affecting the rights or obligations of either party with respect to the Restaurant Products already delivered by Seller, as follows:

         (a) In the event that the other party breaches any material term of this Agreement, and such breach shall remain unremedied for a period of thirty calendar days after written notice of such breach from the non-breaching party, the non-breaching party may terminate this Agreement upon written notice to the breaching party; provided that this Agreement may not be terminated by Buyer for breach of Section 6 above, except as provided in Section 10(b) below.

         (b) If Seller is in material breach of this Agreement for failure to maintain either of the service levels described in Section 6(a) hereof for any three months of any calendar year during the Initial Term or Extension Term (commencing in 1999), the Buyer may terminate this Agreement upon written notice to Seller at any time during the 90 day period after the end of the third month in which it failed to meet such service level.

         (c) In the event that either party (i) makes an assignment for the benefit of its creditors, (ii) has a petition initiating a proceeding under applicable bankruptcy laws filed against it and such petition is not set aside within 60 days after such filing, (iii) files any voluntary petition for bankruptcy, liquidation or dissolution or has a receiver, trustee or custodian appointed for all or part of its assets, or (iv) seeks to make an adjustment settlement or extension of its debt with its creditors generally, the other party may terminate this Agreement upon written notice to such party.

11.      Insurance.

         Each party shall obtain and maintain comprehensive general liability insurance (including product liability) in amounts equal to at least Ten Million Dollars ($10,000,000.00) combined single limit for death, personal injury, and property damage, and worker's compensation insurance as required by law. Each party shall file with the other certificates evidencing such insurance and shall promptly pay all premiums on said policies as and when the same become due. In addition, said policies shall contain a provision requiring thirty days prior written notice to the other of any proposed cancellation or termination of insurance. The insurance requirements set forth above are



Page 18 of 44                                                 December 18, 1998
minimum coverage requirements and are not to be construed in any way as a limitation of liability under this Agreement.

12.      Trademarks.

         (a) Neither the Buyer nor Seller shall acquire any right or interest in the trademarks or trade names of the other party pursuant to this Agreement. Except as specifically set forth herein, neither the Buyer nor Seller shall use the name of the other or any part of any trademark or trade name of the other party without the express written permission of such other party.

         (b) Seller may continue to display the Pizza Hut, Taco Bell and KFC trademarks on its delivery fleet in the same manner as such trademarks are currently displayed. Any change in the way such trademarks are displayed on Seller's delivery fleet shall require the prior written approval of the Buyer. Buyer may, in its discretion, either (i) require Seller, at Buyer's cost (unless Seller is refurbishing its fleet pursuant to a normal maintenance schedule), to change the way the Pizza Hut, Taco Bell, and KFC trademarks are displayed on the fleet of Seller in order to update the logos for any changes in the way such trademarks are generally displayed by Seller or (ii) require Seller to remove such trademarks form its fleet at any time, at Buyer's cost. Seller further agrees that, without Buyer's prior written consent, Seller's delivery trucks which display the Pizza Hut, Taco Bell and KFC trademarks will not be used for any deliveries to any customers of Seller other than Pizza Hut, Taco Bell and KFC restaurants. Seller shall not be required, however, to continue to display the Pizza Hut, Taco Bell and KFC trademarks on its delivery fleet and shall be free, in its discretion, to remove such trademarks at any time. Seller agrees that its delivery fleet which deliver the Restaurant Products to any Pizza Hut, Taco Bell or KFC restaurants (the Exclusive Restaurants or any franchised Pizza Hut, Taco Bell or KFC restaurants) shall not display the trademarks of any other restaurants of any other restaurant customer of Seller.

13.      Confidentiality by Seller.

         (a) Seller acknowledges the Buyer's need to maintain the confidentiality of certain proprietary information disclosed by the Buyer to Seller. All information communicated by Buyer to Seller which contains vendor pricing information negotiated by any SCM Party, marketing and restaurant data, new product information, promotional activities or other information specifically relating to the Buyer's business shall be kept confidential and not used or disclosed by Seller to any third party; provided, however, that the foregoing restriction shall not apply to the Landed Cost information which Seller is required to provide to the independent international public accounting firm as described in subsection 3(c) hereof (but only to the extent so provided). Such confidential information shall not include information (i) which becomes generally known to the public through no disclosure by Seller,
(ii) which Seller can show was known by it prior to disclosure to it by Buyer, or (iii) which is required by law to be disclosed. Seller shall inform its employees of the confidential nature of all information provided by Buyer which is confidential pursuant to the terms of this Section 13 and



Page 19 of 44                                                 December 18, 1998

Seller shall be fully responsible for any breach by its employees of the terms of this Section 13.

         (b) Each party hereto agrees to keep the terms of this Agreement confidential and not disclose them to any third party without the prior written consent of the other parties hereto, except to the extent such disclosure is required by law.

14.      Indemnity.

         (a) Seller shall indemnify and hold Buyer, as well as Buyer's parents, subsidiaries, affiliates, successors and assigns, and each of their respective officers, directors, and employees, harmless from and against any and all loss, liability, claims, demands or suits (including, without limitation, reasonable attorneys' fees and expenses) which arise out of:

                  (i) the breach of any of the representations, warranties or agreements made by Seller in this Agreement (including, without limitation, damages caused by any violations by law by Seller or recalls caused by Seller); or

                  (ii) the warehousing, delivery, storage, handling or transporting of any Restaurant Products while under the care, custody, or control of Seller.

         (b) The Buyer shall indemnify Seller, as well as Seller's parents, subsidiaries, affiliates, successors and assigns, and each of their respective officers, directors, and employees, harmless from and against any and all loss, liability, claims, demands or suits (including, without limitation, reasonable attorneys' fees and expenses) which arise out of:

                  (i) the breach of any of the representations, warranties or agreements made by Buyer in this Agreement; or

                  (ii) the operations or business of Buyer (including, without limitation, SCM) and the Exclusive Restaurants.

15.      No Franchise or Agency.

         Nothing in this Agreement shall be deemed to make either party the agent or representative of the other party for any purpose whatsoever. Nothing provided in this Agreement shall be deemed to grant either party any right or authority to assume, create or expand any obligation or responsibility, express or implied, on behalf of or in the name of the other party, or to bind the other party in any manner or matter whatsoever. Neither party to this Agreement shall have any authority to employ any person as agent or employee for or on behalf of the other party to this Agreement for any purpose. It is the express intention of the parties that each party hold the other party harmless from and against any and all claims, liability and expense arising out of any unauthorized act of its respective employees and agents.


Page 20 of 44                                                 December 18, 1998

16.      General Provisions.

         (a) Appointment of Executive Officers of Buyer. During the term of this Agreement, Tricon, Pizza Hut, Taco Bell and KFC shall notify Seller in writing of the names of the executive officers who shall have the authority to bind all four companies, Tricon, Pizza Hut, Taco Bell and KFC and act on behalf of Buyer, in connection with any matter relating to this Agreement, including, without limitation, amending the terms of this Agreement as described in
Section 16(e) below.

         (b) Dispute Resolution. Each of Buyer and Seller shall appoint one or more employees who will meet with each other on a regular basis to review the performance by each party pursuant to the terms of this Agreement. The Buyer and Seller shall each appoint an executive officer to meet for the purpose of resolving any claim, dispute and/or controversy arising out of or relating to the performance of this Agreement. If the dispute is not resolved by negotiation within thirty (30) days, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR panel of neutrals, with the assistance of CPR, unless the parties agree otherwise. In the event that the parties are unsuccessful in resolving the dispute via mediation, the parties agree promptly to resolve any such claim, dispute and/or controversy through binding confidential arbitration conducted in Louisville, Kentucky, in accordance with the then current rules of the American Arbitration Association ("AAA"). The parties irrevocably consent to such jurisdiction for purposes of the arbitration, and judgment may be entered thereon in any state or federal court in the same manner as if the parties were residents of the state or federal district in which said judgment is sought to be entered. The arbitrator shall not make any award or decision that is not consistent with applicable law. In any action between the parties, the prevailing party in such action shall recover its costs and expenses, including reasonable attorneys' fees, from the non-prevailing party. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the requirements of this Section 16(b) are being followed.

         (c) Access to Distribution Centers. During the terms of this Agreement the Buyer shall have the right to inspect at any time during the term of this Agreement the distribution centers, all delivery trucks and any other facility of Seller which carry the Restaurant Products.

         (d) Assignment. This Agreement shall be binding upon all the parties hereto and upon all of their respective heirs, successors and permitted assigns. This Agreement shall not, however, be assignable or transferable, in whole or in part, by any party except upon the express prior written consent of all of the other parties. Any attempt to assign or otherwise transfer this Agreement or any rights or obligations hereunder in violation of the foregoing shall be void.


Page 21 of 44                                                 December 18, 1998

         (e) Amendments. This Agreement shall not be amended except in writing signed by all parties hereto.

         (f) Notices. All notices, demands, consents or other communications required or permitted hereunder shall be in writing and personally delivered or sent by overnight air courier, addressed as follows: if to the Buyer to each of
(i) Pizza Hut, Inc., 14841 Dallas Parkway, Dallas, Texas, 75240, Attn:
President; (ii) Taco Bell Corp., 17901 Von Karman, Irving, California, 92714,
Attn: President; (iii) KFC, 1441 Gardiner Lane, Louisville, Kentucky, 40214,
Attn: President; and (iv) Tricon Global Restaurants, Inc., 1441 Gardiner Lane, Louisville, Kentucky, 40213, Attn: General Counsel; and if to Seller, AmeriServe Food Distribution, Inc. 15305 Dallas Parkway, Suite 1600, P.O. Box 9016, Addison, Texas, 75001-9016, Attn: President, or to such other address as may hereafter be furnished in writing to the other party in the manner described above. Any notice, demand, consent or communication given hereunder in the manner described above shall be deemed to have been effected and received as of the date hand delivered or as of the date received if sent by overnight air courier.

         (g) Force Majeure. No party shall be responsible for delays or defaults under this Agreement if such delay or default is occasioned by war, strikes, fire, an act of God or other causes beyond such party's control.

         (h) Waiver. No provision, requirement, or breach of this Agreement may be waived by any party except in writing. If any party fails to enforce any right or remedy available under this Agreement, that failure shall not be construed as a waiver of any right or remedy with respect to any other breach or failure by the other parties. If Seller fails to maintain the service levels described in Section 6 hereof during any three months of any calendar year during the term of this Agreement (commencing in 1999) and Buyer does not exercise its right to terminate this Agreement as described in Section 10(b) hereof or remove the Exclusive Restaurants by notice as provided in Section 6(b) within 90 days after the third such month, the Buyer shall waive any right to terminate this Agreement or remove the Exclusive Restaurants by notice as provided in Section 6(b) with respect to the low service levels during such three months but shall not waive any right to terminate this Agreement as a result of low service levels during any months after such three months.

         (i) Captions. The captions used herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or the intent of any section or paragraph hereof.

         (j) Governing Law and Forum. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Kentucky without giving effect to the conflicts of laws principles thereof.

         (k) Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision


Page 22 of 44                                                 December 18, 1998
hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         (l) Other Documents. The terms, conditions and provisions of any invoice, billing statement, confirmation or other similar document relating to the services rendered in connection with this Agreement shall be subject and subordinate to the terms, provisions and conditions of this Agreement and, in the event of a conflict between the terms, conditions and provisions of any such document and of this Agreement, the terms, conditions and provisions of this Agreement shall govern.

         (m) Survival of Obligations. The obligations of any party under this Agreement, which by their nature would continue beyond expiration or termination of this Agreement including, without limitation, indemnification by such party as provided in Section 14 hereof, shall survive the expiration or termination of this Agreement.

17.      The Unified Coop

         The KFC National Purchasing Cooperative, Inc., organizations representing KFC, Taco Bell and Pizza Hut franchisees, and Buyer are working together to establish a purchasing program through a newly organized Unified Purchasing Coop, LLC (the "Unified Coop") to purchase goods and equipment, including Restaurant Products and Exclusive Restaurant Products, for Buyer-owned and operated and franchisee-owned and operated restaurants, including Exclusive Restaurants. If the Unified Coop purchasing program is established, Buyer will designate the Unified Coop as an SCM Party and Buyer will appoint and designate the Unified Coop, on an exclusive basis, to administer purchasing programs on behalf of restaurant operators for all restaurants located in the United States, including Exclusive Restaurants.

         Seller has participated in the negotiation of a form of Distributor Participation Agreement between Seller and the Unified Coop and, upon designation by Buyer of the Unified Coop as an SCM Party, Seller will promptly enter into a Distributor Participation Agreement with the Unified Coop in substantially the same form attached as Exhibit J. Consistent with the provisions of Paragraph 13(b) of this Agreement, Buyer and Seller each consent to the disclosure of the terms of this Agreement and any information provided for in this Agreement to the Unified Coop. Buyer and Seller each agree that the designation of the Unified Coop as an SCM Party is not in violation of the assignment provisions contained in Paragraph 16(d) of this Agreement. "The Service Fee," as defined in Paragraph 4 of the Distributor Participation Agreement will replace "the costs of SCM allocated to the Exclusive Restaurant Products" referred to in clause (y) in Section 3(a) of this Agreement.


Page 23 of 44                                                 December 18, 1998

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

                                    TRICON GLOBAL RESTAURANTS, INC.

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Its:
                                        ---------------------------------------

                                    PIZZA HUT, INC.

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Its:
                                        ---------------------------------------

                                    TACO BELL CORP.

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Its:
                                        ---------------------------------------

                                    KENTUCKY FRIED CHICKEN CORPORATION

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Its:
                                        ---------------------------------------

                                    KENTUCKY FRIED CHICKEN OF CALIFORNIA, INC.

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Its:
                                        ---------------------------------------

                                    AMERISERVE FOOD DISTRIBUTION, INC.

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Its:
                                        ---------------------------------------



Page 24 of 44                                                 December 18, 1998

                                   EXHIBIT A

                                EXPORT COUNTRIES

                  Antigua                               Japan
                  Argentina                             Korea
                  Aruba                                 Kuwait
                  Australia                             Lebanon
                  Bahamas                               Martinique
                  Barbados                              Mexico
                  Belgium                               Netherlands
                  Bonaire N.A.                          Nicaragua S.A.
                  Brazil                                Pakistan
                  Canada                                Panama
                  Chile                                 Paraguay
                  China                                 Peru
                  Columbia                              Philippines
                  Costa Rica                            Poland
                  Curacao N.A.                          Puerto Rico
                  Cyprus                                Qatar
                  Dominican Republic                    Russia
                  Ecuador                               Saipan
                  Egypt                                 Saudi Arabia
                  El Salvador                           Singapore
                  France                                South Africa
                  Germany (GDR)                         South Korea
                  Grand Cayman                          Spain
                  Grenada                               Sweden
                  Guam                                  Taiwan
                  Guatemala                             Thailand
                  Honduras                              Trinidad
                  Hong Kong                             Turkey
                  Iceland                               Turks & Caicos
                  India                                 United Arab emirates
                  Israel                                United Kingdom
                  Jamaica                               Uruguay


Page 25 of 44                                                 December 18, 1998

                                   EXHIBIT B

                 LIST OF "RESTAURANTS UNDER DEFINITIVE CONTRACT
                              OR LETTER OF INTENT"






Page 26 of 44                                                 December 18, 1998

                                   EXHIBIT C

                    CURRENT SMALLWARES PRICING AND SERVICING



Servicing

AmeriServe currently services the Tricon Concepts in roughly the following proportions:

                                    F&S DC's   Equip DC    FSS
                  Pizza Hut
                  Taco Bell
                  KFC

These ranges include forms and office supplies.

Pricing

Smallwares pricing falls within the following mark-up ranges:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Pizza Hut
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Taco Bell
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
KFC
-------------------------------------------------------------------------------



Page 27 of 44                                                 December 18, 1998

                                   EXHIBIT D

                    SELLER'S CASE CHARGE/PERCENTAGE MARK-UP


         Subject to the terms of Section 3 of this Agreement and in exchange for the Exclusive Restaurant Products, Buyer shall pay to Seller sums in accordance with the guidelines detailed herein:

         A. The prices for the Exclusive Restaurant Products (including fresh produce but excluding softdrinks and Promotional Items (as defined below)) shall be the Landed Cost plus the SCM costs or service fee, as applicable, described in Section 3(a) plus the per case charge indicated below:

                           Pizza Hut
                           Taco Bell
                           KFC

         B. The new prices are effective January 1, 1999. Prior to January 1, 1999, the Landed Cost, mark-ups, freight and other pricing provisions will be the same as in the Original Agreement.

         C. The parties have agreed to negotiate a comprehensive pricing and servicing arrangement for Smallwares. Until such negotiations are complete, Smallwares shall be priced and serviced under current arrangements as set forth on Exhibit C to this Agreement.

         D. National soft drinks shall be priced at levels currently existing pursuant to existing contracts between beverage providers and Buyer. If and when Seller assumes responsibility for delivering national soft drinks to Buyer, Buyer will allow Seller to receive standard distribution fees paid by any national soft drinks provider.

         E.       Promotional Items -

                  For purposes of this Agreement, the term "Promotional Items" includes both Stock Promotional Items and Limited Promotional Items, where:

                           (1) "Stock Promotional Items" are consumable, non-food items of various themes and design such as kids' meals, crayons, balloons, birthday kits and kids' table covers that are used for promotional purposes and are held in inventory at all times, and

                           (2) "Limited Time Promotional Items" are consumable, non-food items such as basketballs, cup-toppers and Major League


Page 28 of 44                                                 December 18, 1998
                           glassware that are offered for a limited time, are self-liquidating and are offered for promotional purposes.

                  Paper products (including paper cups and packaging materials) that are normally Exclusive Restaurant Products that are modified through graphics or other changes for promotional purposes shall be considered to be Exclusive Restaurant Products (and shall not be considered Promotional Items), even when the introduction of such products is for a limited time; provided, however, that any such product will be considered to be a Promotional Item if the vendor case price for such product is not within 20 percent of the standard vendor case price of the item which it replaces.

                  Plastic cups that are normally Exclusive Restaurant Products that are modified through graphics or other changes for promotional purposes shall be considered to be Exclusive Restaurant Products (and shall not be considered Promotional Items); provided that (i) such plastic cups are self liquidating, (ii) there are not multiple SKU's for such plastic cups at the same time, (iii) such plastic cups are generally available on a systemwide basis for the applicable Concept, (iv) date-sensitive delivery of such cups to any Exclusive Restaurant(s) is not required by Buyer, (i.e. start/stop sell dates), (v) redeemable game pieces are not added to the products, and (vi) normal restaurant ordering practices apply to the ordering of these products (no auto shipments).

                  All other items not described in the previous two paragraphs which are normally Exclusive Restaurant Products that are modified through graphics or other changes for promotional purposes shall be considered to be Promotional Items.

         F. Buyer and Seller shall negotiate mark-ups for Restaurant Products that are not Exclusive Restaurant Products (equipment, uniforms, and point of purchase items) from time to time in good faith as provided in this Agreement.

         G. By approximately September 30, 1999, as provided in this Agreement all mark-ups and case charges will be applied consistently across all distribution centers and all Exclusive Restaurant Products (i.e. flat pricing) unless specifically otherwise agreed to by Buyer.

         H. Buyer and Seller agree that the per case mark-up shall depend upon the Dropsize. The "Average Dropsize Per Delivery" means, for any period, the number of cases of Covered Products ordered for regularly scheduled deliveries divided by the number of regularly scheduled deliveries for such period. Cases that are ordered but not delivered because (i) the vendor is out of stock, or (ii) the cases ordered are not shipped to Seller in a timely



Page 29 of 44                                                 December 18, 1998
                  manner and the Buyer is responsible for arranging or directing the manner of freight of such order to Seller, will not be considered in calculating the "Average Dropsize Per Delivery." The pricing adjustment shall be as follows:

                           Average Drop Size                  Per Case
                                Per Delivery         Reduction/(Surcharge)



                                    The Drop Size will be calculated on an
                           Exclusive Restaurant Basis each calendar quarter on an average basis (not a per drop basis) and shall be applied during the following quarter. Exclusive Restaurants that are "2nl" or "3nl" units shall be treated as one unit for purposes of Drop Size Adjustments.

         I. The per case mark-up (not the percentage mark-up) referred to in Section A herein shall increase on January 1 of each year (commencing on January 1, 2001) based upon the amount by which the.



         J. As referred to in Section 3(d) of the Agreement, the actual 1997 ratios are as follows:


                                       CUBE-TO-CASE        WEIGHT-TO-CASE
                     CONCEPT              RATIO                RATIO
                     Pizza Hut
                     Taco Bell
                     KFC



Page 30 of 44                                                 December 18, 1998

                                   EXHIBIT F


                           TEXT OF NET PRE-TAX PROFIT
                          MARGIN LIMIT FROM PIZZA HUT
                       FRANCHISE AGREEMENT AS REFERRED TO
                                IN SECTION 3(G)



8.3.     Product Rebate.

         A. For the purpose of this Section 8.3, the term "Company" includes any business entity controlling, controlled by, or under common control with, PHI.

         B. Franchisee may purchase from Company, upon such terms as Company may offer, such items as Company may offer for sale to Franchisee.

         C. Within 4 months after the end of each fiscal year of Company, Company will determine its rate of gross profit and its rate of net pre-tax profit attributable to sales by Company to all its Pizza Hut franchisees of only food, paper products, and similar restaurant supplies (but not of any other items, including without limitation, nonfood items manufactured by Company and other items such as furnishings, interior and exterior decor items, and equipment) for the fiscal year.

In making this determination the sales, gross profit, and net pre-tax profit for all entities will be combined (without considering accounting eliminations) into one financial statement and Company's cost will be reduced by any cash discounts that Company received from its vendors.

         D.       If:

                  i) the rate or gross profit as determined by Company exceeds 14%, or

                  ii) the rate of net pre-tax profit as determined by Company exceeds 2.5%,

then in either event Company will, within 30 days thereafter pay to any Pizza Hut franchisees entitled thereto, in the manner provided in paragraph E below, an amount equal to the excess as determined under either i) or ii) above, whichever is greater; provided, however, that the aggregate payment called for herein shall in no event exceed an amount equal to Company's net pre-tax profit attributable to sales of food, paper products. and similar restaurant supplies by Company to all its Pizza Hut:
franchisees for said fiscal year.

         E. Company will pay to each Pizza Hut franchisee its share of the amount determined payable by Company under paragraphs C and D above, in the form of a cash payment or a credit, at the option of the franchisee, pursuant to procedures established by Company. The share of each Pizza Hut franchisee will be in an amount which bears the same relationship to the total amount determined to be payable by Company under paragraphs C and D above as such franchisee's gross purchases from Company of food, paper products, and similar restaurant supplies bear to gross purchases of such items,



Page 38 of 44                                                  December 18, 1998
from Company by all franchisees; the parties expressly agree that such share shall be determined without regard to any other factors, including without limitation, product mix variations, delivery and service charges, regional price variations, or other price variations.









Page 39 of 44                                                  December 18, 1998

                                 EXHIBIT G-1(A)


                    FORM OF SALES AND DISTRIBUTION AGREEMENT

                    (FOR REFRANCHISED PH AND TB STORES WHERE
              LETTER OF INTENT OR DEFINITIVE AGREEMENT TO PURCHASE
                        WAS IN PLACE ON OCTOBER 1, 1998)









Page 40 of 44                                                  December 18, 1998

                                 EXHIBIT G-1(B)


                    FORM OF SALES AND DISTRIBUTION AGREEMENT

                      (FOR GRANDFATHERED PH AND TB STORES)









Page 41 of 44                                                  December 18, 1998

                                   EXHIBIT G-2

                    FORM OF SALES AND DISTRIBUTION AGREEMENT

                   (FOR REFRANCHISED PH AND TB STORES WHERE NO
              LETTER OF INTENT OR DEFINITIVE AGREEMENT TO PURCHASE
                        WAS IN PLACE ON OCTOBER 1, 1998)










Page 42 of 44                                                  December 18, 1998

                                    EXHIBIT H

                                BLACK OUT PERIODS

Exclusive Restaurants         Black Out Periods

KFC Restaurants               11:30am to 1:00pm and 5:30pm to 7:00pm - All Days

Pizza Hut Restaurants         11:30am to 1:00pm - Monday to Friday
                              5:30pm to 7:30pm - Friday and Saturday

Taco Bell Restaurants         11:30am to 1:00pm and 5:30pm to 7:00pm - All Days





Page 43 of 44                                                  December 18, 1998

                                    EXHIBIT J


                               FORM OF DISTRIBUTOR

                        PARTICIPATION AGREEMENT REFERRED
                                TO IN SECTION 17










Page 44 of 44                                                  December 18, 1998